ADDENDUM TO
                  INVESTMENT MANAGEMENT AGREEMENT


      This Addendum dated _____________, is to the Investment Management Agreement made as of June 19, 2003 (the "Agreement") by and between FRANKLIN GLOBAL TRUST, a Delaware statutory trust (the "Trust"), on behalf of FRANKLIN LARGE CAP EQUITY FUND (the "Fund"), formerly known as Fiduciary Large Capitalization Growth and Income Fund, series of the Trust, and Fiduciary International, Inc., a New York corporation, (the "Manager").


      WHEREAS, both the Manager and the Trust wish to revise the investment management fee schedule of the Agreement; and

      WHEREAS, the Board of Trustees of the Trust, including a majority of the Independent Trustees of the Trust present in person, approved the following addendum at a meeting on April 15, 2008.

      NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

     A. For purposes of calculating such fee, the value of the average daily net assets of the Fund shall be determined pursuant to the applicable provisions of the Fund's current prospectus and statement of additional information. The annual rate of the management fee shall be as follows:

           0.75% of the value of net assets up to and including $500 million;

           0.65% of the  value of net  assets  over  $500
           million up to and including $1 billion;

           0.60%  of the  value  of net  assets  over  $1
           billion up to and including $1.5 billion;

           0.55% of the  value of net  assets  over  $1.5
           billion up to and including $6.5 billion;

           0.53% of the value of net assets over $6.5 billion up to and including
           $11.5 billion; and

           0.50% of the value of net  assets  over  $11.5
           billion.

      IN WITNESS WHEREOF, this Addendum has been executed on behalf of each party as of the date set forth above.


FRANKLIN GLOBAL TRUST
on behalf of Franklin Large Cap Equity Fund


By:
     ---------------------
      Karen L. Skidmore
Title:     Vice President and Secretary



FIDUCIARY INTERNATIONAL, INC.


By:
     ---------------------

Title: __________________________